Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS SECOND QUARTER RESULTS

HOUSTON — August 3, 2010 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the second quarter 2010. Some of the highlights for the second quarter 2010 include:

•

Earnings per share increased for the second quarter to $0.37 from a loss per share of $0.08 last year and adjusted EPS increased to $0.22 from a loss per share of $0.05 during the second quarter of 2009.

•	Revenue increased to $179.7 million and includes $20.1 million from the recoupment of royalties previously paid to the Bureau of Ocean Energy Management under the Deepwater Royalty Relief Act.

•	EBITDA increased 49% to $116.2 million and net cash provided by operating activities increased 815% to $157.4 million from the corresponding quarter in 2009.

•	The acquisition of the Matterhorn and Virgo fields from Total E&P USA, Inc. was completed on April 30, 2010, adding 65.6 Bcfe to proved reserves.

•	Successfully drilled two exploration wells during the second quarter of 2010, resulting in a drilling success rate of 80%, year-to-date.

•	Mid-year reserves increased by 15% compared to December 31, 2009.

•	Received $99.7 million in tax loss carrybacks from the U.S. Treasury.

•	On August 2, 2010 we announced, after the close of the market, an increase in our regular cash quarterly dividend to $0.04 per share from $0.03 per share.

On April 30, 2010, the Company completed the acquisition of all of the interest of Total E&P USA, Inc. (“Total”) in three federal offshore lease blocks located in the Gulf of Mexico with an effective date of January 1, 2010. The purchase price of $150 million was adjusted for, among other things, net revenue and operating expenses from the effective date to closing, resulting in an adjusted purchase price of $116.6 million. The impact on our operations from the acquisition of these assets has been included in our financial statements beginning May 1, 2010. This acquisition was funded with cash on hand.

The properties acquired from Total are producing interests with future development potential and include a 100% working interest in Mississippi Canyon block 243 (“Matterhorn”) and a 64% working interest in Viosca Knoll blocks 822 and 823 (“Virgo”). The estimated proved oil and natural gas reserves on the closing date (determined using the unweighted average of first-day-of-the-month commodity prices over the preceding 12-month period) were 10.9 million barrels of oil equivalent (“Boe”), or 65.6 billion cubic feet equivalent (“Bcfe”) of natural gas. The reserves acquired were estimated as 64% oil and 36% natural gas.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “Despite the oil spill and related impact on oil and gas projects in the Gulf of Mexico, W&T continues to run its operations on a relatively normal basis. We had a good quarter with the addition of the Matterhorn and Virgo fields to our inventory of producing fields in the Gulf and the upside potential they bring. Production has been better from these two fields than we had originally forecasted and we intend to begin workover and recompletion operations in these two fields shortly. Furthermore, we drilled two successful exploration wells in the Gulf, brought on-line an onshore well that was drilled last year, and began drilling another well onshore in Louisiana as well as an exploration well on the conventional shelf.”

“We are mindful that turmoil and challenges often create opportunities and we are working to maintain the flexibility to move quickly should the right opportunities arise. W&T has an excellent safety record in the Gulf of Mexico and a culture to insure that we continue to operate in a prudent and responsible manner.”

Revenues, Net Income/Loss and Earnings Per Share (“EPS”): Net income for the second quarter of 2010 was $27.9 million, or $0.37 per common share, on revenues of $179.7 million, compared to a net loss for the same quarter of 2009 of ($6.0) million, or ($0.08) per share, on revenues of $150.4 million. Net income for the six months ended June 30, 2010 was $70.2 million, or $0.94 per common share, on revenues of $349.3 million, compared to a net loss of ($250.6) million, or ($3.33) per share, on revenues of $267.9 million for the first six months of 2009. Included in revenues for the three and six months ended June 30, 2010 is approximately $20.1 million related to the recoupment of royalties paid to the Bureau of Ocean Energy Management (the “BOEM” and formerly the Minerals Management Service) in prior periods that were found to not be owed under the royalty relief granted under the Outer Continental Shelf Deepwater Royalty Relief Act of 1995. Volumes associated with this adjustment were 2.5 Bcfe.

Net income for the second quarter of 2010 excluding special items was approximately $16.1 million, or $0.22 per common share. The net loss excluding special items for the corresponding quarter of 2009 was approximately ($4.1) million, or ($0.05) per common share. Net income for the six months ended June 30, 2010 excluding special items was approximately $55.1 million, or $0.74 per common share, compared to a net loss excluding special items of ($106.4) million, or ($1.41) per common share, in the corresponding period of 2009. See the “Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items” table at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended June 30, 2010 increased 815% to $157.4 million from $17.2 million for the three months ended June 30, 2009. Net cash provided by operating activities for the six months ended June 30, 2010 increased 426% to $244.3 million from $46.4 million for the six months ended June 30, 2009. The increase was mainly a result of $99.8 million in tax reimbursements received from the Treasury related to the Worker, Homeownership, and Business Assistance Act of 2009 that allowed the Company to carry back losses to previously closed years and higher realized prices.

For the quarter ended June 30, 2010, EBITDA was $116.2 million versus $77.9 million during the corresponding quarter of 2009, or a 49% increase. For the six months ended June 30, 2010, EBITDA increased 49% to $241.1 million from $130.0 million during the six months ended June 30, 2009. Second quarter 2010 Adjusted EBITDA was $98.1 million compared to $80.8 million during second quarter 2009, or a 21% increase. Adjusted EBITDA increased 64% to $217.9 million for the six months ended June 30, 2010 from $132.9 million for the comparable period of 2009.

Production and Prices: On a natural gas equivalent (“Bcfe”) basis, we sold 22.8 Bcfe at an average price of $7.87 per Mcfe in the second quarter of 2010, of which 46% was from oil and natural gas liquids, compared to 24.8 Bcfe sold at an average price of $6.06 per Mcfe in the second quarter of 2009, of which 46% was from oil and natural gas liquids. Included in sales volumes for the three months ended June 30, 2010 is 2.5 Bcfe related to the recoupment of royalties paid to the BOEM described above, of which 22% was oil and natural gas liquids. Excluding those additional oil and natural gas sales volumes related to the recoupment of royalties, the sales volume decrease is primarily attributable to decreases resulting from the sale of one of our fields in Louisiana state waters in June 2009, the sale of 36 non-core oil and natural gas fields in the fourth quarter of 2009 and natural reservoir declines, partially offset by an increase associated with the Matterhorn and Virgo fields beginning May 1, 2010.

For the six months ended June 30, 2010, we sold 42.8 Bcfe with an average realized price of $8.16 per Mcfe. For the comparable 2009 period, we sold 46.2 Bcfe with an average realized price of $5.79 per Mcfe.

Lease Operating Expenses (“LOE”): LOE for the second quarter of 2010 decreased to $52.5 million, or $2.30 per Mcfe, from $54.1 million, or $2.18 per Mcfe, in the second quarter of 2009. Of the components that make up LOE, base LOE, facility expenses and hurricane remediation costs decreased while insurance and workover costs increased from a year ago. Included in lease operating expenses for the second quarter of 2010 and 2009 are $2.1 million and $5.0 million, respectively, of hurricane remediation costs related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters or were not covered by insurance. Lease operating expenses will be offset in future periods to the extent that costs are approved for payment under our insurance policies. Base LOE is lower due to the property divestitures completed in 2009, partially offset by the costs to operate the Matterhorn and Virgo platforms. The increase in workover costs is related to numerous projects undertaken in 2010 in an effort to stimulate, maintain and/or restore production at various wells. LOE on a per Mcfe basis increased primarily due to lower volumes associated with natural reservoir declines and the 2009 divestitures described above, partially offset by an increase in volumes related to the Matterhorn and Virgo fields and the royalty relief recoupment (both of which reduced the cost per Mcfe).

LOE for the six months ended June 30, 2010 decreased to $87.8 million, or $2.05 per Mcfe, compared to $104.3 million, or $2.26 per Mcfe for the same period in 2009. LOE for the six months ended June 30, 2010 included $4.2 million in net hurricane reimbursements while LOE for the six months ended June 30, 2009 included $15.2 million in net hurricane remediation costs. Excluding these hurricane related items, LOE was higher in the 2010 period primarily due to an increase in workover activity and insurance costs, partially offset by a decrease in base LOE as a result of the divestitures completed in 2009 and lower facilities expenses.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A decreased to $76.0 million, or $3.33 per Mcfe, in the second quarter of 2010 from $84.6 million, or $3.41 per Mcfe, in the second quarter of 2009. DD&A decreased primarily as a result of lower production volumes and a lower depreciable base (including the estimate of the cost of asset retirement obligations), partially offset by a $7.2 million increase in DD&A related to the recoupment of royalties and lower oil and natural gas reserves, compared to 2009. The decrease in our depreciable base reflects the property divestitures completed in 2009. DD&A for the six months ended 2010 was $145.2 million, or $3.40 per Mcfe, compared to DD&A of $176.1 million, or $3.81 per Mcfe, for the same period in 2009.

Liquidity: Our cash balance at June 30, 2010 was $72.9 million and our revolver availability was $405.2 million. In April 2010, our borrowing base under the Credit Agreement was reaffirmed by our lenders at $405.5 million. During July 2010, we drew $142.5 million of the revolving portion of our Credit Agreement.

Capital Expenditures and Operations Update: For the three months ended June 30, 2010, capital expenditures for oil and natural gas properties of $166.4 million included $116.6 million for acquisitions, $29.2 million for exploration activities, $8.5 million for development activities and $12.1 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $36.5 million on the conventional shelf, $0.6 million in the deepwater and $0.6 million on other projects.

For the first six months of 2010, our capital expenditures for oil and natural gas properties were $206.3 million, including $116.6 million for acquisitions, $48.6 million for exploration activities, $25.8 million for development activities and $15.3 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $67.3 million on the conventional shelf, $4.8 million in the deepwater and $2.3 million on other projects. Cash from operating activities and cash on hand financed our capital expenditures for the three and six months ended June 30, 2010.

Drilling Highlights: In the second quarter of 2010, the Company drilled or participated in the drilling of two successful exploration wells.

Commercial Wells

Lease Name/Well	Category	Working Interest %
Main Pass 98 #1	Exploration/Shelf	100%
Main Pass 279 A-6ST	Exploration/Shelf	89%

The Company is currently drilling the Main Pass 108 E-3 (100% W. I.) exploration well on the conventional shelf and another exploratory well in Louisiana (50% W.I.).

Outlook: Guidance for the third quarter and full year 2010 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Third Quarter and Full-Year 2010 Production and Revised Cost Guidance:

Estimated Production	Third Quarter 2010	Prior Full-Year 2010	Revised Full-Year 2010
Crude oil (MMBbls)	1.4 –1.7	5.6 –7.6	6.1 – 7.3
Natural gas (Bcf)	8.8 –10.8	36.6 – 49.5	38.4 – 46.0
Total (Bcfe)	17.4 –21.3	70.3 - 95.1	75.0 – 90.0

Operating Expenses ($ in millions, except as noted)	Third Quarter 2010	Prior Full-Year 2010	Revised Full-Year 2010
Lease operating expenses	$48 – $58	$177 – $216	$172 – $211
Gathering, transportation & production taxes	$4 – $5	$18 – $22	Unchanged
General and administrative	$12 – $14	$45 – $49	$49 – $54
Income tax rate	12.0%	12.0%	10.3%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday August 3, 2010 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate, dial (480) 629-9723 at least ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, August 10, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4329423.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and currently holds working interests in approximately 72 producing fields in federal and state waters. The majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)
Revenues (1)	$179,667	$150,432	$349,252	$267,854

Operating costs and expenses:
Lease operating expenses (2)	52,457	54,080	87,823	104,311
Gathering, transportation costs and production taxes	4,009	4,335	8,825	7,640
Depreciation, depletion and amortization	69,895	74,515	132,819	155,303
Asset retirement obligation accretion	6,127	10,080	12,412	20,827
Impairment of oil and natural gas properties (3)	—	—	—	218,871
General and administrative expenses	14,375	10,731	24,754	22,167
Derivative (gain) loss	(7,374)	460	(13,270)	852

Total costs and expenses	139,489	154,201	253,363	529,971

Operating income (loss)	40,178	(3,769)	95,889	(262,117)
Interest expense:
Incurred	10,914	11,740	21,834	24,249
Capitalized	(1,329)	(1,722)	(2,745)	(3,504)
Loss on extinguishment of debt	—	2,926	—	2,926
Other income	354	218	482	723

Income (loss) before income tax expense (benefit)	30,947	(16,495)	77,282	(285,065)
Income tax expense (benefit)	3,077	(10,521)	7,097	(34,513)

Net income (loss)	$27,870	$(5,974)	$70,185	$(250,552)

Basic and diluted earnings (loss) per common share	$0.37	$(0.08)	$0.94	$(3.33)
Weighted average common shares outstanding	73,669	74,642	73,665	75,308

Consolidated Cash Flow Information
Net cash provided by operating activities	$157,358	$17,190	$244,318	$46,413
Investment in oil and natural gas properties	166,391	111,320	206,294	239,684

Other Financial Information
EBITDA	$116,200	$77,900	$241,120	$129,958
Adjusted EBITDA	98,075	80,826	217,886	132,884

(1)	Included in oil revenues for the three and six months ended June 30, 2010 is $20.1 million related to the recoupment of royalties paid to the BOEM in prior periods based on price thresholds that were believed to limit the availability of royalty relief on certain of our properties subject to the Outer Continental Shelf (“OCS”) Deepwater Royalty Relief Act of 1995.
(2)	Included in lease operating expenses for the three months ended June 30, 2010 are hurricane remediation costs of $2.1 million related to Hurricanes Ike and Gustav that were either not yet approved for payment under our insurance policies or were not covered by insurance. Included in lease operating expenses for the six months ended June 30, 2010 is a reduction of $4.2 million related to amounts approved for payment under our insurance policies and revisions to previous estimates of hurricane remediation costs incurred in connection with Hurricanes Ike and Gustav. Included in lease operating expenses for the three and six months ended June 30, 2009 are hurricane remediation costs of $5.0 million and $15.2 million, respectively, related to Hurricanes Ike and Gustav that were either not yet approved for payment or were not covered by insurance.
(3)	The carrying amount of our oil and natural gas properties was written down by $218.9 million as of March 31, 2009 through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of lower natural gas prices at March 31, 2009, as compared to December 31, 2008. The previously reported amount of $205.0 million was subsequently increased by $13.9 million in the fourth quarter of 2009 as a result of further analysis of our March 31, 2009 ceiling test calculation. As such, operating income, net income and our basic and diluted loss per common share for the six months ended June 30, 2009 have been adjusted as well. We did not have a ceiling test write-down during the three and six months ended June 30, 2010.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales: (1)
Natural gas (MMcf)	12,251	13,353	22,298	25,905
Oil (MBbls)	1,758	1,909	3,409	3,386
Total natural gas and oil (MBoe) (2)	3,800	4,135	7,125	7,703
Total natural gas and oil (MMcfe) (3)	22,799	24,808	42,751	46,221

Average daily equivalent sales (MBoe/d)	41.8	45.4	39.4	42.6
Average daily equivalent sales (MMcfe/d)	250.5	272.6	236.2	255.4

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$4.47	$3.89	$4.88	$4.47
Oil ($/Bbl)	70.97	51.61	70.48	44.93
Barrel of oil equivalent ($/Boe)	47.23	36.38	48.99	34.77
Natural gas equivalent ($/Mcfe)	7.87	6.06	8.16	5.79

Average realized sales prices (Hedged): (4)
Natural gas ($/Mcf)	$4.65	$3.89	$5.06	$4.47
Oil ($/Bbl)	70.90	51.61	70.21	44.93
Barrel of oil equivalent ($/Boe)	47.79	36.38	49.43	34.77
Natural gas equivalent ($/Mcfe)	7.97	6.06	8.24	5.79

Average per Boe ($/Boe):
Lease operating expenses	$13.81	$13.08	$12.33	$13.54
Gathering and transportation costs and production taxes	1.06	1.05	1.24	0.99
Depreciation, depletion, amortization and accretion	20.01	20.46	20.38	22.86
General and administrative expenses	3.78	2.60	3.47	2.88
Net cash provided by operating activities	41.41	4.16	34.29	6.02
Adjusted EBITDA	25.81	19.55	30.58	17.25

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.30	$2.18	$2.05	$2.26
Gathering and transportation costs and production taxes	0.18	0.17	0.21	0.17
Depreciation, depletion, amortization and accretion	3.33	3.41	3.40	3.81
General and administrative expenses	0.63	0.43	0.58	0.48
Net cash provided by operating activities	6.90	0.69	5.71	1.00
Adjusted EBITDA	4.30	3.26	5.10	2.88

(1)	Included in natural gas and oil sales volumes for the three and six months ended June 30, 2010 is approximately 2.5 Bcfe related to the recoupment of royalties paid to the BOEM in prior periods as noted above.
(2)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(3)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(4)	Data for 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2010	December 31, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$72,898	$38,187
Receivables:
Oil and natural gas sales	66,717	54,978
Joint interest and other	29,381	51,312
Insurance	13,848	30,543
Income taxes	—	85,457

Total receivables	109,946	222,290
Prepaid expenses and other assets	40,723	28,777

Total current assets	223,567	289,254
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $64,605 at June 30, 2010 and $77,301 at December 31, 2009 were excluded from amortization)	4,943,283	4,732,696
Furniture, fixtures and other	15,248	15,080

Total property and equipment	4,958,531	4,747,776
Less accumulated depreciation, depletion and amortization	3,885,800	3,752,980

Net property and equipment	1,072,731	994,796
Restricted deposits for asset retirement obligations	31,281	30,614
Deferred income taxes	5,975	5,117
Other assets	7,896	7,052

Total assets	$1,341,450	$1,326,833

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$55,041	$115,683
Undistributed oil and natural gas proceeds	25,127	32,216
Asset retirement obligations	99,474	117,421
Accrued liabilities	9,982	13,509
Income taxes	6,055	—
Deferred income taxes	8,921	5,117

Total current liabilities	204,600	283,946
Long-term debt	450,000	450,000
Asset retirement obligations, less current portion	245,339	231,379
Other liabilities	14,912	2,558
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,555,011 issued and 74,685,838 outstanding at June 30, 2010; 77,579,968 issued and 74,710,795 outstanding at December 31, 2009	1	1
Additional paid-in capital	374,993	373,050
Retained earnings	75,772	10,066
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	426,599	358,950

Total liabilities and shareholders’ equity	$1,341,450	$1,326,833

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2010	2009
	(In thousands)
Operating activities:
Net income (loss)	$70,185	$(250,552)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	145,231	179,230
Impairment of oil and natural gas properties	—	218,871
Amortization of debt issuance costs and discount on indebtedness	669	1,176
Loss on extinguishment of debt	—	2,817
Share-based compensation related to restricted stock issuances	1,943	3,116
Derivative (gain) loss	(13,270)	852
Cash payments on derivative settlements	(442)	(2,871)
Deferred income taxes	2,945	(158)
Changes in operating assets and liabilities	37,057	(106,526)
Other	—	458

Net cash provided by operating activities	244,318	46,413

Investing activities:
Acquisition of property interests	(116,589)	—
Investment in oil and natural gas properties and equipment	(89,705)	(239,684)
Proceeds from sales of oil and natural gas properties and equipment	1,335	8,368
Proceeds from insurance	—	5,260
Purchases of furniture, fixtures and other	(167)	(479)

Net cash used in investing activities	(205,126)	(226,535)

Financing activities:
Borrowings of long-term debt	285,000	205,441
Repayments of long-term debt	(285,000)	(268,441)
Dividends to shareholders	(4,481)	(4,581)
Repurchases of common stock	—	(9,247)
Other	—	131

Net cash used in financing activities	(4,481)	(76,697)

Increase (decrease) in cash and cash equivalents	34,711	(256,819)
Cash and cash equivalents, beginning of period	38,187	357,552

Cash and cash equivalents, end of period	$72,898	$100,733

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income (Loss) Excluding Special Items,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

“Net Income (Loss) Excluding Special Items” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties and associated tax effects. Net Income (Loss) excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$27,870	$(5,974)	$70,185	$(250,552)
Royalty relief recoupment, net of DD&A expense	(12,864)	—	(12,864)	—
Unrealized commodity derivative gain	(5,261)	—	(10,370)	—
Loss on extinguishment of debt	—	2,926	—	2,926
Impairment of oil and natural gas properties	—	—	—	218,871
Income tax adjustment for above items at statutory rate	6,344	(1,024)	8,132	(77,629)

Net income (loss) excluding special items	$16,089	$(4,072)	$55,083	$(106,384)

Basic and diluted earnings (loss) per common share, excluding special items	$0.22	$(0.05)	$0.74	$(1.41)

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
	(Unaudited)
Net income (loss)	$27,870	$(5,974)	$70,185	$(250,552)
Income tax expense (benefit)	3,077	(10,521)	7,097	(34,513)
Net interest expense	9,231	9,800	18,607	20,022
Depreciation, depletion, amortization and accretion	76,022	84,595	145,231	176,130
Impairment of oil and natural gas properties	—	—	—	218,871

EBITDA	116,200	77,900	241,120	129,958

Adjustments:
Unrealized commodity derivative gain	(5,261)	—	(10,370)	—
Royalty relief recoupment, net of DD&A expense	(12,864)	—	(12,864)	—
Loss on extinguishment of debt	—	2,926	—	2,926

Adjusted EBITDA	$98,075	$80,826	$217,886	$132,884